EXHIBIT 10.9

ESPN, Inc.

AGREEMENT

THIS AGREEMENT, dated as of, April 7, 2003, is between TEAM RACING AUTO CIRCUIT, LLC, a Delaware limited liability company located at 13801 Reese Boulevard West, Suite 150, Huntersville, North Carolina 28078 (“TRAC”), ESPN, INC., a Delaware corporation with offices at ESPN Plaza, Bristol, Connecticut 06010-7454 (“ESPN”) and ESPN Productions, Inc., a Delaware corporation with offices at ESPN Plaza, Bristol, Connecticut 06010-7454 (“Productions”).

TRAC hereby agrees to furnish ESPN, and ESPN and Productions agree to furnish TRAC, the rights and services specified below in connection with audio/video coverage of the Events described below, pursuant to the terms and conditions of this Agreement.

1. EVENTS

1.1 Name: 2004-2005 Team Racing Auto Circuit. Each season shall consist of at least 13 races, including the championship race.

1.2 Date(s): In mid-May through August, the specific dates to be determined by TRAC, subject to ESPN’s prior approval.

1.3 Starting Time(s): To be determined by TRAC, subject to ESPN’s prior approval.

1.4 Site(s): Major motor sports venues located in major U.S. television markets set forth on schedule A, attached hereto.

1.5 Participants: At lease six TRAC franchises racing four cars each per Event (each, a “Team”).

1.6 Other Terms:

1.6.1	Each Team will represent the city or state where it is located. Each race (or Event) will run approximately two hours. The winning Team for each Event will be determined by the cumulative standing of the Team’s four cars, as will the season championship.

1.6.2	TRAC will submit to ESPN for its approval TRAC’s proposed schedule for the 2004-2005 season, and, if applicable, each following season by no later than the November 1 preceding that season. ESPN shall notify TRAC of its approval or disapproval within 30 days following its receipt of the proposed schedule.

1.6.3	TRAC shall have the right to stage and conduct Events beyond 13 (including by virtue of expanding the league above six Teams). ESPN shall have the exclusive right, though not the obligation, to require TRAC to produce audio/video productions based on the resulting additional Events pursuant to the terms and conditions of this Agreement, but if ESPN chooses not to exercise this right, TRAC shall not distribute, or authorize or permit the distribution of, any audio/video coverage of any such Event in any medium in any portion of the world. ESPN would also have the right to approve of any other material changes in the rules and procedures for the staging and conduct of the Events (the current versions of which is attached hereto as Exhibit I).

1.7 Related Activities: For purposes of this Agreement, the term “Events” includes all race-related events and activities taking place at the Sites on the Date of each Event.

2. PROGRAM PRODUCTION

2.1 Programs. TRAC hereby engages Productions to produce audio/video television programs (the “Programs”) satisfactory to ESPN based on the Events. ESPN has complete control over Productions’ activities relating to the production and format of the Programs, including (without limitation) the right to determine the length of the Programs, to insert commercial and promotional announcements as it so chooses, to title and retitle each Program (subject to the provisions of section 3.2) and to change or designate the name of any Event to the extent it is used in connection with a Program.

2.2 Production Personnel. ESPN has complete authority over the selection of announcers, commentators, technical and other personnel utilized in connection with the Programs.

2.3 Banners. ESPN will have the right to cause Productions to display ESPN’s name and other trademarks on banners, equipment, and any platform or broadcasting booth used at the Sites in such a manner and at such locations as are readily visible to both the spectators at the Sites and the viewers watching the Programs.

3. FINANCIAL TERMS

3.1	Production:

3.1.1	TRAC shall pay Productions $525,000 per Event staged in 2004, and $550,000 per Event staged in 2005 (the “Production Fee”). Thereafter, if applicable, the Production Fee for each year shall escalate by 6% of the prior year’s Production Fee.

3.1.2	TRAC shall also pay Productions a fee (“Elements Fee”) of $375,000 for the production of animation, graphics and music, and the conduct of track surveys and necessary production upgrades. In each following year, if applicable, TRAC shall pay Productions an Elements Fee of $30,000 for changes to the foregoing items.

3.1.3	ESPN shall not hold TRAC liable for any breach by Productions of its production responsibilities hereunder, and acknowledges that if ESPN requires production elements beyond those obtainable for the sum of the applicable Production Fee and Elements Fee, ESPN shall be solely responsible for the costs and expenses of such elements.

3.1.4	The aggregate Production Fees and Elements Fee for 2004 shall be payable in accordance with the attached Schedule B. In subsequent years, if applicable, the Elements Fee shall be payable on or before the October 1 preceding the commencement of the applicable season. The Production Fees shall be payable in installments of 33.5% of the total on each of the February 1 and April 1 preceding the commencement of the applicable season and 16.5% of the total on each of the May 1 and June 1 of the applicable season. All payments are due strictly on the applicable due date, time being of the essence, and are totally nonrefundable.

3.2	Commercial Time.

3.2.1	Grant of Commercial Time. In full consideration for all services and production assistance rendered by TRAC and for all rights granted or relinquished by TRAC under this Agreement, ESPN will provide TRAC eight minutes of national commercial time per telecast hour of Programs plus three five-second billboards at each of the opening, middle and close of each Program (“Commercial Time”), in ESPN’s first distribution of each fully-produced Program throughout the United States for the promotion of the products and services of advertisers solicited by TRAC. TRAC shall also have the right to designate a title or presenting sponsor of the Programs (such that ESPN would refer to the name of that sponsor in the Program title) (“Title Sponsorship”). Finally, ESPN hereby consents to TRAC’s sale of signage appearing throughout the Sites (including on cars and participants) (“Signage”)

3.2.2	Approval. All solicitations and sales by TRAC of Commercial Time, Title Sponsorships and Signage and the content of all commercials appearing on the Programs are subject to ESPN’s prior approval and to ESPN’s Advertising Regulations and Commercial Continuity Instructions in Exhibits II and VI. Without limiting the generality of the foregoing, TRAC shall consult continuously with ESPN’s Director of Client-Supplied Programming with respect to its potential sales of Commercial Time, Title Sponsorship or Signage and will provide the complete list of the purchasers of Commercial Time, Title Sponsorship and Signage to ESPN’s Director of Client-Supplied Programming no later than 30 days in advance of each scheduled telecast of the affected Program.

3.2.3	Fees. As to each Program telecast in 2004 and, 2005, TRAC shall pay to ESPN the net amount (the “Commercial Fee”) of $270,000 if such telecast is on the “ESPN” network or $260,000 if such telecast is on “ESPN2”, in each case in accordance with the payment schedule attached hereto as Schedule B. Thereafter, if applicable, the Commercial Fee for each year shall escalate by 5% of the prior year’s Commercial Fee. The total Commercial Fees for each season, based on the telecast schedule for that season provided by ESPN pursuant to Section 4.3, below, shall be payable in installments of 33.5% of the total on each of the February 1 and April 1 preceding the commencement of the applicable season and 16.5% of the total on each of the May 1 and June 1 of the applicable season All payments are due strictly on the applicable due date, time being of the essence, and are totally nonrefundable.

3.3 Tickets. TRAC must provide to ESPN not fewer than 100 complimentary tickets to each Event in premium locations.

4. DISTRIBUTION

4.1	Exclusive Rights.

4.1.1	Events. Subject only to exceptions specifically set forth in this Agreement, ESPN has the perpetual right to distribute, transmit, exhibit, license, advertise, duplicate, promote, perform, telecast and otherwise exploit (collectively, “distribute”) the Programs and their constituent elements and any other material pertaining to the Events in ESPN’s possession and control throughout the universe, by all means and media now known or subsequently developed, on a live and/or delayed basis, without limitation as to the number of uses. ESPN’s rights in the medium of over-the-air UHF and VHF broadcast television and cable television as it is constituted on the date hereof (i.e., cable, direct-broadcast satellite, SMATV, MMDS and MDS) (collectively, “Television”) shall be exclusive for the period ending five years following ESPN’s last live telecast of an Event subject to this Agreement or a successor thereto (the “Exclusive Period”) and nonexclusive thereafter and in perpetuity. Moreover, ESPN has the right to make reproductions of the Programs and their constituent elements and to use, exhibit and deal with those reproductions in any manner or media whatsoever, including but not limited to the right to incorporate the Programs, and/or their constituent elements into other works for commercial profit. At such time that ESPN does not hold live telecasting rights to TRAC’s races (an “Out-of-Contract Period”), it shall not telecast full repeats of Event telecasts on the same day as a scheduled, live, national telecast of a new race by another network, provided ESPN is given at least sixty days’ prior written notice of such telecast. Further, during an Out-of-Contract Period, ESPN shall not telecast nationally more than six full repeats of any Event telecast in any continuous 12-month period.

4.1.1.1	International Territory. ESPN’s right to distribute Programs of Events outside the United States and its territories, possessions, commonwealths and protectorates (the “U.S.”) is subject to the following: (a) ESPN has the exclusive distribution rights in any country in which it or any entity in which it holds (directly or indirectly) at least a 20-percent interest distributes a satellite, cable, wireless or equivalent or successor-technology television network (each, “a Network Territory”) (a current list of such networks is attached hereto as Exhibit III); (b) in any country other than a Network Territory, if TRAC is able to obtain an offer of television distribution by a third party, ESPN shall have the right to match any such offer, failing which TRAC may license distribution to the third party; and (c) if TRAC grants a Team franchise outside of the U.S., it will have the right to market standard UHF or VHF, unencrypted over-the-air television broadcast rights to the home Site Events of that Team within its home country. If TRAC obtains an offer for such rights, it shall so notify ESPN in writing and ESPN shall thereafter have a period of 14 business days in which to match such offer for such rights. In matching such offer, ESPN shall not be required to comply with any term or condition that would be impossible for ESPN to perform or would conflict with any of ESPN’s prior contractual commitments. ESPN will notify TRAC of any such terms or conditions as promptly as possible. If ESPN does not match any such offer and the affected country is within a Network Territory, ESPN would nonetheless retain distribution rights on a co-exclusive basis with the other telecaster.

4.1.1.2	Nontelevision Media. To further clarify ESPN’s rights as granted by Section 4.1.1, ESPN has the exclusive right (subject only to the limitations specifically described below):

4.1.1.2.1	for live video streaming of the Events over all internet and broadband platforms;

4.1.1.2.2	for distribution of video clips, highlights and other nonlive, nonfee-based internet and broadband means and media, subject only to TRAC’s retaining the right itself (and not through third parties) to use footage, obtained by TRAC at its sole cost and expense, in such media solely for promotion of the Events and TRAC’s activities related to them and other purposes approved in advance by ESPN; provided, however, if TRAC in any year desires to produce and distribute a year-in-review highlights home video program, it shall so notify ESPN in writing on or before January 1 following the affected season. If ESPN does not object to TRAC’s plans in writing on or before January 31, TRAC shall be free to undertake such production and distribution;

4.1.1.2.3	to distribute Programs or portions of Programs via video-on-demand or any other subscription- or fee-based platforms;

4.1.1.2.4	to license TRAC footage; provided, however that TRAC shall not be obligated to pay to license footage for its internal noncommercial use; and

4.1.1.2.5	to distribute its video/audio coverage of the Events in any medium not mentioned herein, whether now known or hereafter developed

4.1.1.3	Coverage. Other than by Productions or as permitted by subsections 4.1.1.1 and 6.5, TRAC shall permit no other media coverage whatsoever of the Events or any other activities associated with TRAC competition, on or off the race tracks, included but not limited to the races, time trials, qualifying rounds or other public events (other than press conferences).

4.2 Ownership Programs.

Productions’ work and services under this Agreement have been specifically created or commissioned by TRAC as part of an audiovisual work. Accordingly, all such services and each of the works created by this Agreement will be commissioned as a “work made for hire” under U.S. and international copyright laws and are the sole and exclusive property of TRAC. To any extent that the Programs do not vest as “works made for hire,” this Agreement constitutes an irrevocable assignment to TRAC of all of Productions’ right, title and interest in and to all copyrights of the Programs. TRAC acknowledges and agrees that its ownership of the copyright in and to the Programs shall be subject to all of the grants of rights to ESPN set forth in this Agreement. Moreover, to the extent deemed to denigrate any of such rights, TRAC waives any rights of attribution, integrity, publication or any other personal or “moral” rights that may accrue or have accrued to it under the laws of any jurisdiction, including but not limited to any right to publish or withhold publication, to be or not be associated with the Programs or to preserve the integrity of the Programs.

4.3 Obligation to Distribute. ESPN shall make available for the Programs thirteen (13) two-hour programming windows on ESPN and/or ESPN2 (two windows per up to six teams plus windows for the championship race) during the 2004-2005 TRAC seasons, and if applicable, each TRAC season thereafter during the term of this Agreement. TRAC confirms ESPN’s proposed telecast schedule for 2004 is satisfactory. Subject to TRAC’s schedule meeting ESPN’s approval, ESPN will provide TRAC with a final 2004 telecast schedule that will not differ significantly from that which it has shown TRAC. Once created and confirmed, ESPN will adhere to its telecast schedule unless prevented from doing so for reasons of force majeure or unless it has a noncapricious reason for not so adhering. If ESPN departs from the telecast schedule: (i) and as a result more than half of the races are moved to ESPN’s Daypart C, TRAC would have the right to terminate ESPN’s telecasting rights exerciseable by written notice given to ESPN no later than 30 days following the earlier of ESPN’s notice to TRAC of such scheduling changes, or the changes themselves (ii) and as a result more than 25% of the races are moved to ESPN’s Daypart C, then in lieu of the fees charged pursuant to Section 3.2.3, TRAC will be charged ESPN’s then generally applicable time-buy fee for the equivalent Daypart. Should any Event run longer than the allotted two hours, ESPN shall have the right, but not the obligation, to continue coverage until the conclusion of the applicable Event.

5. TERM AND TERMINATION/FIRST NEGOTIATION AND FIRST REFUSAL

5.1 This Agreement shall terminate if (a) TRAC breaches any provision of this Agreement (other than with respect to payment) and such breach remains uncured 15 business days following notice by ESPN to TRAC of such breach; (b) TRAC fails to make any payment required hereunder to ESPN on a timely basis; or (c) any Event is not staged or conducted as scheduled by TRAC (including by reason of any event of force majeure, other than weather or disaster-related events of force majeure); and ESPN’s termination of this Agreement shall not affect any other rights and remedies it may have in respect of a breach by TRAC of this Agreement.

5.2 ESPN shall have the option to renew this Agreement for the 2006-2007 TRAC season (the “First Option”). If the First Option is exercised, ESPN shall have the option to renew this Agreement for the 2008 and 2009 TRAC seasons (the “Second Option”). If the Second Option is exercised, ESPN shall have the additional option to renew this Agreement for the 2010 through 2015 TRAC seasons (the “Third Option”). Each Option is exercisable by ESPN giving written notice of exercise to TRAC no later than July 1, 2005 as to the First Option, July 1, 2007 as to the Second Option and July 1, 2009 for the Third Option. If ESPN exercises the Third Option, TRAC shall have the right, by giving written notice to ESPN no later than July 31, 2009, to nullify such exercise (and therefore terminate the Agreement following the conclusion of the 2009 TRAC season) by paying to ESPN a $30 million termination fee. The termination fee must be paid by wire transfer no later than July 31, 2009 to an account designated by ESPN, failing which, TRAC’s notice of nullification shall be deemed to be of no force or effect (such that the Agreement would then continue in effect through the 2015 TRAC season). Time is of the essence in respect of the foregoing.

5.3 Negotiating Period. TRAC will negotiate exclusively with ESPN for sixty days (the “Negotiating Period”), regarding the acquisition by ESPN for one or more years of rights to the next-occurring future Events. The Negotiating Period will begin on the later of the July 1 by which ESPN was to have exercised any Option, or on an earlier date selected by ESPN with notice to TRAC. For this purpose, the term “Events” will include any event that is a successor or substitute for or otherwise is equivalent to the Events to which this Agreement pertains.

5.4 Offer/Reoffer Procedure. If ESPN and TRAC do not reach a new agreement during the Negotiating Period, then within seven days thereafter TRAC must make a written offer to ESPN of the monetary consideration on which TRAC is willing to license such rights to ESPN (the “Offer”). With the exception of monetary consideration, this Offer cannot contain any terms or conditions that differ from those contained in this Agreement (“Nonconforming Terms”), other than as permitted by subsection 5.5, below. If ESPN does not accept the Offer within fourteen days after receiving it, TRAC may then enter into an agreement with a third party for those rights but not without first re-offering to ESPN the same terms contained in any such third-party offer (the “Reoffer”). ESPN must accept or reject a Reoffer no later than seven days after receiving it.

5.5 Other Requirements. The following additional requirements also apply to ESPN’s and TRAC’s negotiations of future rights:

5.5.1	TRAC will not have any discussions or negotiations with any third party regarding the rights contemplated under this section 5 prior to the conclusion of the Negotiating Period;

5.5.2	ESPN will not be required to negotiate with TRAC concerning, or to consider, any Offer conditioned upon, ESPN’s acquisition of rights to any event or property other than television coverage rights to the Events;

5.5.3	The parties will act at all times in complete good faith, consistent with the intent and spirit of this entire Agreement;

5.5.4	Neither an Offer nor any Reoffer can be for rights pertaining to a period of less than one year;

5.5.5	If ESPN and TRAC reach a new agreement pursuant this Section 5, then negotiations of any subsequent agreement between the parties for rights to future Events may include Nonconforming Terms; and

5.5.6	In accepting an Offer or Reoffer, ESPN will not be required to comply with any term or condition that would be impossible for ESPN to perform or would conflict with any of ESPN’s prior contractual commitments. ESPN will notify TRAC of any such terms or conditions as promptly as possible.

5.6 Future Expectations. TRAC acknowledges that this Agreement’s scope is limited to its specific subject matter and it does not entitle either TRAC or ESPN to any future rights or expectations with respect to each other except as explicitly provided herein.

6. EVENT ARRANGEMENTS

6.1 General Arrangements. TRAC is solely responsible for all arrangements (including any compensation) with the owner of the Sites for the staging of the Events and with all participants and any officials involved in the Events. Those arrangements must afford to ESPN all rights and consents required or contemplated with respect to ESPN’s rights hereunder. For Events as to which ESPN intends to distribute one or more Programs on a live or same-day, recorded basis, TRAC must: (i) consult and coordinate with ESPN’s producer prior to the Event to integrate the Event format with ESPN’s commercial format, and (ii) appoint a liaison officer to be responsible for and cooperate in calling time-outs and other structured interruptions so that ESPN’s commercial format is satisfied and commercial and promotional announcements are properly spaced. TRAC will use its best efforts to make available to ESPN such participants, officials and other persons connected with the Events as ESPN may request for purposes of interviews and discussion.

6.2 Access. TRAC must assure that Productions is provided, at no charge, with suitable space and locations at the Sites, as Productions determines from time to time (including at any advance technical survey conducted by Productions), for its announcers and for the installation and operation of all microphones, television cameras and other equipment to be used by Productions in connection with its production and transmission (including satellite uplink) of the Programs. TRAC also must assure the availability of such electrical power as is necessary to operate such equipment and all necessary lighting for a first-quality television production, all at no charge to Productions. Productions will have the right to install, maintain and remove from the Sites and the surrounding premises such wires, cables and equipment as may be necessary for its coverage of the Events; but such facilities will not substantially interfere with the use of the Sites or with any of the means of ingress or egress. Productions will have the right to bring into or adjacent to the Sites mobile units for the transportation of equipment and personnel. TRAC will provide or cause to be provided to all of Productions’ production personnel at no charge credentials allowing their admission to and access throughout the Sites for all purposes necessary to accomplish the production of the Programs. TRAC will not grant access to the Events to any third party for the purpose of operating audio-video equipment without Productions prior written consent, except as permitted by section 6.5.

6.3	Signage. TRAC represents and warrants that, subject to Section 3.2:

6.3.1	No sign, billboard or other display or announcement for any product or service will be visible or heard at the Sites during ESPN’s coverage of the Events except for permanent billboards affixed at the Site for display at all events conducted there (i.e., advertising intended for spectators at the Event and not for the television audience); and

; and

6.3.2	Notwithstanding any other provision of this Agreement, no sign, billboard or other display or public announcement for any television network, distribution service or station, Internet service or portal or any other entity engaged in the business of distributing sports-related audio-video content will be present at the Sites during the Events.

6.4 Music. The only music appearing in the Events will be that music usually appearing in such Events, e.g., music played over a public address system. No music of the type normally included in entertainment programming will be played at the Events.

6.5 News Coverage. As the only exception to ESPN’s exclusive audio-video coverage (as opposed to distribution) rights of the Events, TRAC may allow bona fide news organizations access to the Site for purposes of covering the Events as (a) news story(ies). Such access will be governed by credentials issued by or on behalf of TRAC and will prohibit the live distribution or recording by any means or media of any portion of the Events. In the case of such access, at all times Productions shall have absolute, first priority to camera and announcing positions, participants and all other services and facilities required, in Productions’ judgment, for its television production, and news organizations crews shall not in any way interfere with Productions’ production. ESPN authorizes the use of a maximum of two minutes of excerpts (“News Excerpts”) from the Programs for use in bona fide news reports about the Event only during the 48 hours immediately subsequent to ESPN’s initial distribution of its fully-produced television Program of the applicable Event. TRAC may also permit local interview and magazine Programs to air News Excerpts for one week preceding or following an Event. All News Excerpts must be credited to the network on which the Event first aired, e.g., ESPN or ESPN2.

7. FORCE MAJEURE

If the staging or the coverage of any Event is prevented or cancelled due to any act of God, accident, labor dispute, fire, civil commotion, government action, inclement weather, failure of technical, production or television equipment, or for any other reason beyond the control of TRAC, ESPN or Productions, as the case may be, then no party will be obligated in any manner to the other with respect to the Event, but all other rights ESPN may have in this Agreement will remain in full force and effect. If, however, the Event should be postponed or delayed, then ESPN will have the right to elect to require TRAC to cover the Event on its rescheduled date according to all the terms of this Agreement or to not so require, in which case ESPN will not be obligated in any manner to TRAC therefor (including provision of any Commercial Time pertaining to the Event), but all of ESPN’s other rights in this Agreement will survive.

8. PROMOTION AND PUBLICITY

ESPN has the right (and may grant others the right) to reproduce or disseminate in any medium, the name, likeness and voice of each person appearing in or connected with the Programs as well as names, trademarks, and other identities of TRAC and any other entities associated with the Events and the Sites for all purposes connected with ESPN’s exploitation of the Programs, ESPN’s programming services, and all other products and services distributed by or on behalf of ESPN and its affiliates. ESPN shall promote the Programs in a manner consistent with its good faith judgment given the context of ESPN’s overall programming schedule.

9. REPRESENTATIONS & WARRANTIES

9.1 By TRAC. TRAC represents and warrants to ESPN that:

9.1.1	(A) It has the full power and authority to make and perform this Agreement; (B) it has all rights necessary to its grant of rights to ESPN in this Agreement; (C) the making and/or performance of this Agreement does not violate any agreement with any third party; (D) the rights ESPN has acquired and its exploitation of those rights pursuant to this Agreement does not and will not infringe on or violate the rights of any third party; (E) it will do nothing to interfere with or impair any of ESPN’s rights in this Agreement; (F) the Events are sanctioned by all sports organization(s) and/or authority(ies) having jurisdiction over them, and the Events will be conducted according to all applicable rules and regulations of such organization(s) and/or authority(ies); (G) a representative field of the top available athletes in the applicable sport will participate in the Events; and (H) each Event will be staged and conducted on the Date and at the Starting Time and Site indicated above;

9.1.2	TRAC will not, except as otherwise specifically provided to the contrary herein: (A) authorize or permit any other exhibition or distribution of the Events by any medium in any manner or by any means whatsoever; (B) grant any rights inconsistent with the rights granted to ESPN by this Agreement; or (C) stage any event or competition materially similar to the Events for production, distribution or recording.

9.2 By ESPN. ESPN represents and warrants to TRAC that it has the right to enter into this Agreement and perform all of its obligations pursuant to this Agreement.

10. INDEMNIFICATION; LIMITATION OF LIABILITY

10.1 Mutual Indemnity. ESPN and TRAC each will indemnify, defend and hold the other harmless from any and all claims, costs, liabilities, judgments, expenses or damages (including reasonable attorneys’ fees and other costs of suit) arising out of any breach or alleged breach of this Agreement or any representation made by it herein (including but not limited to any claim by a third party that the exercise of the rights of a party to this Agreement in accordance with its conditions and limitations infringes that third party’s rights).

10.2 Procedure & Defense. In any ease in which indemnification is sought hereunder:

(i) A party seeking indemnification (“Indemnitee”) shall give the indemnifying party (“Indemnitor”) prompt notice of any claim or litigation to which its indemnity applies; and

(ii) The Indemnitor shall have the right to assume the defense of any claim or litigation to which its indemnity applies and the Indemnitee will cooperate fully with the Indemnitor in such defense and in the settlement of such claim or litigation. Without limiting the generality of the foregoing, if the Indemnitor fails or refuses to assume the defense of any claim, action or cause of action to which its indemnity applies (whether or not suit has formally been brought), it shall be responsible for payment of any settlement of such claim, action or cause of action reached by the Indemnitee, as well as the costs and expenses (including reasonable attorneys’ fees) incurred by the Indemnitee in defending such claim, action or cause of action and/or in reaching such settlement. In no case shall any such compromise or limitation implicate rights, obligations or property beyond the subject matter of this Agreement.

10.3 Limitation of Liability. Notwithstanding any provision to the contrary contained herein other than the provisions of the immediately following sentence, neither party shall be liable to the other party for any indirect, special, incidental or consequential losses or damages of any description, regardless of the cause therefore. Lost advertising revenues, however, shall be deemed direct damages. The limitations in this first sentence of this section entitled “Limitation of Liability” shall not apply to claims of the third parties covered by the parties’ respective indemnification obligations contained in Section 10.1.

11. MISCELLANEOUS

11.1 Financial Disclosure. In conformity with § 508 of the Communications Act of 1934, as amended, concerning broadcasting matters and disclosure required thereunder, TRAC warrants and represents that it has not accepted or agreed to accept, and will not permit its employees, agents, representatives, contractors, or affiliate entities to accept any monies, services, or other consideration for the inclusion of any commercial material or matter in or as part of the Programs.

11.2 Notices. All notices from one party to the other required by this Agreement will be given in writing and delivered to the respective addresses of TRAC and ESPN stated above (unless a party has notified the other of a change to its address). All notices will be sent via private courier, facsimile transmission or the United States Mail. All notices will be deemed given when delivered, as documented by courier receipt, facsimile transmission report confirmation or five days after being postmarked via regular mall (postage prepaid) by the United States Postal Service.

11.3 Relationship of Parties. TRAC and ESPN are independent contractors with respect to each other, and nothing in this Agreement creates any partnership, joint venture or agency relationship between them.

11.4 Entire Agreement. This Agreement contains the complete understanding of the parties, supersedes all prior agreements whether written or oral pertaining to the subject-matter of this Agreement, and cannot be modified except by a written instrument signed by each party hereto. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.5 Legal Disputes. This Agreement is to be governed by and construed according to the laws of the State of New York applicable to contracts performed entirely in that state. Each party consents to jurisdiction and venue in New York, New York for resolving any dispute arising under this Agreement. In any legal proceeding brought by one party against the other, the prevailing party will be entitled to recover from the other party its reasonable attorneys’ fees and other costs of suit.

11.6 No Assignment. Neither party will assign any of its rights or obligations hereunder without the prior written consent of the other, and any purported assignment without any such prior written consent will be void, but ESPN may assign this Agreement to a company controlling or controlled by, it or under common control with it so long as ESPN remains primarily liable for the fulfillment of its obligations hereunder. Further, ESPN’s exercise or its rights granted by this Agreement by means of license or sublicense will not be deemed to be a prohibited assignment.

11.7 Severability. Any provisions hereof found by a court to be void or unenforceable will not affect the validity or enforceability of any other provisions.

11.8 Acknowledgment. TRAC acknowledges that ESPN’s rights in this Agreement are valuable and unique.

AGREED		AGREED

TEAM RACING AUTO CIRCUIT, LLC		ESPN, INC.

By:	/S/ TERRY HANSON	By:	/S/ JAMES B. NOEL
	Terry Hanson President and Chief Operating Officer		James B. Noel Vice President Business Affairs, Programming